Exhibit 99.1
SECOND AMENDMENT TO CONSENT SOLICITATION STATEMENT
Enzon Pharmaceuticals, Inc.
Solicitation of Consents to
Proposed Amendments to the Indenture with
Respect to its 4% Convertible Senior Notes due 2013
(CUSIP Nos. 293904 AE 8; 293904 AD 0)
(ISIN Nos. US293904 AE 85; US293904 AD 03)
     On August 11, 2008 Enzon Pharmaceuticals, Inc. (“Enzon”) solicited consents (the “Consents”), upon the terms and subject to the conditions set forth in a Consent Solicitation Statement and an accompanying consent letter (the “Consent Letter”) to certain amendments (the “Proposed Amendments”) to the Indenture, dated as of May 23, 2006 (the “Indenture”), pursuant to which its 4% Convertible Senior Notes due 2013 (the “Notes”) were issued. The solicitation is being made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated August 11, 2008, as amended on August 12, 2008 (as it may be further amended and supplemented from time to time, the “Consent Solicitation Statement”) and in the Consent Letter (the “Consent Letter” and, together with the Statement, the “Consent Solicitation”).
     The Consent Solicitation Statement is hereby amended by adding the following paragraph after the third paragraph under the caption “Purpose and Effects of the Consent Solicitation”:
     “Enzon is considering a variety of strategic alternatives and determined that it would be advisable to explore the possible sale of all or a portion of Enzon’s specialty pharmaceutical business, including the possible sale of one or more of Enzon’s branded pharmaceutical products and a manufacturing facility. If Enzon sells its entire specialty pharmaceuticals business consisting of all of its marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®, and its Indianapolis, Indiana manufacturing facility in one transaction or a series of related transactions, it will treat such transaction or series of transactions as a sale of “all or substantially all” of its assets and as a conveyance of its properties and assets “substantially as an entirety” under the Indenture.”
     The Consent Solicitation Statement, as hereby amended, describes the Proposed Amendments and the procedures for delivering and revoking Consents. Please read it carefully. Terms used herein and not defined shall have the meaning given to such terms in the Consent Solicitation Statement
     None of the Trustee, the Solicitation Agent or the Information and Tabulation Agent makes any recommendation as to whether or not Holders should provide Consents to the Proposed Amendments.
The Solicitation Agent for the Consent Solicitation is:
Goldman, Sachs & Co.
The date of this amended Consent Solicitation Statement is August 18, 2008